Exhibit 99.1

Enzo Biochem, Inc. Appoints Patricia Eckert, CPA as Interim CFO

- David Bench resigning to pursue a new career opportunity -

NEW YORK, NY, October 20, 2022 – Enzo Biochem, Inc. (NYSE: ENZ) (“Enzo” or the “Company”), a leading biosciences and diagnostics company, today announced the appointment of Patricia Eckert, CPA, as interim Chief Financial Officer (CFO). Ms. Eckert’s appointment follows the resignation of David Bench, who is departing the Company effective November 14, 2022 to pursue a new opportunity.

“While bittersweet in light of David’s departure, we are exceedingly pleased to have Patricia in position to advance into the position of interim CFO,” remarked Hamid Erfanian, CEO of Enzo. “Patricia is exceptionally qualified given her years of experience and comprehensive knowledge of Enzo’s operations and finances, having previously served as Vice President and Senior Director of Finance, where she led several functions including financial planning and analysis, capital budgeting, and operational support as well as a range of cost efficiency and pricing initiatives. Patricia is well positioned to help us build new levels of momentum in our ‘focused return’ strategy of investment in areas where we will recognize the best returns. We are grateful for all of David’s contributions to the success we have achieved in recent years and thank him for his substantial contributions and committed service.”

Prior to her nearly five years in various finance roles with Enzo, Ms. Eckert served as accounting director at Pall Corporation, where she advanced through multiple accounting and finance roles, ultimately managing a broad team and directly leading all aspects of implementation of the ASC 606 Revenue Recognition standard, overseeing matters relating to SOX compliance and driving multiple operational and finance cost savings initiatives. Prior to her tenure at Pall Corporation, Ms. Eckert served as senior accountant at a midsize accounting firm based in New York. She graduated cum laude with a BBA in accounting and an MBA in finance, both from Hofstra University in Hempstead, NY.

“I am very excited about this opportunity and appreciate the demonstration of support by Enzo’s executive management team and board of directors,” said Patricia Eckert, interim CFO. “I am looking forward to expanding my role in helping to lead the Company through its next phases of growth and coordinating and managing our outreach to the investor community.”

About Enzo Biochem

Enzo Biochem is a pioneer in molecular diagnostics, leading the convergence of clinical laboratories, life sciences and intellectual property through the development of unique diagnostic platform technologies that provide numerous advantages over previous standards. A global company, Enzo Biochem utilizes cross-functional teams to develop and deploy products, systems and services that meet the ever-changing and rapidly growing needs of health care today and into the future. Underpinning Enzo Biochem’s products and technologies is a broad and deep intellectual property portfolio, with patent coverage across a number of key enabling technologies.

For more information, please visit www.Enzo.com or follow Enzo Biochem on Twitter and LinkedIn.

Forward-Looking Statements

Except for historical information, the matters discussed in this release may be considered “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements include declarations regarding the intent, belief or current expectations of the Company and its management, including those related to cash flow, gross margins, revenues, and expenses which are dependent on a number of factors outside of the control of the Company including, inter alia, the markets for the Company’s products and services, costs of goods and services, other expenses, government regulations, litigation, and general business conditions. See Risk Factors in the Company’s Form 10-K for the fiscal year ended July 31, 2022. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve a number of risks and uncertainties that could materially affect actual results. The Company disclaims any obligations to update any forward-looking statement as a result of developments occurring after the date of this release.

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Enzo Biochem Contacts

For: Enzo Biochem:	For Media:	For Investors:
David Bench, CFO 212-583-0100 dbench@enzo.com	Lynn Granito Berry & Company Public Relations 212-253-8881 lgranito@berrypr.com	Chris Calabrese LifeSci Advisors, LLC 917-680-5608 ccalabrese@lifesciadvisors.com